Exhibit 3.cc

ARTICLES OF INCORPORATION

OF

KIWIPLAN INC.

The undersigned, desiring to form a corporation for profit under the General Corporation Laws of Ohio (Revised Code 1701.01, et seq.), does hereby certify:

FIRST:     The name of said corporation shall be Kiwiplan Inc.

SECOND:     The place in Ohio where its principal office is to be located is the City of Cincinnati, County of Hamilton.

THIRD:     The purpose or purposes for which the corporation is formed are any lawful act or activity for which corporations may be formed under Sections 1701.01 through 1701.98, inclusive, of the Revised Code.

FOURTH:     The maximum number of shares which the corporation is authorized to have outstanding is 850 shares of common stock, all of which shall have no par value.

FIFTH:     No holder of any shares of this corporation shall have any pre-emptive rights to subscribe for or to purchase any shares of this corporation of any class whether such shares or such class be now or hereafter authorized or to purchase or subscribe for securities convertible into or exchangeable for shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

SIXTH:     The Directors of this corporation may, on behalf of this corporation, redeem and purchase shares of any class of stock issued by this corporation at a price and on terms that may be agreed upon between the corporation and the selling shareholder or shareholders.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 24th day of July, 1998.

INCORPORATOR:

/s/ Bruce W. Howe
Bruce W. Howe